As filed with the Securities and Exchange Commission on February 28, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOKIA CORPORATION

(Exact name of Registrant as specified in its charter)

Republic of Finland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Karakaari 7 FI-02610

Espoo, Finland

+358 10 4488000

(Address and telephone number of Registrant’s principal executive offices)

INFINERA CORPORATION AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN

(Full title of the plans)

Ronald A. Antush

Nokia of America Corporation

3201 Olympus Blvd.

Dallas, Texas 75019

(469) 682-7649

(Name, address and telephone number of agent for service)

Copies to:

Denis Klimentchenko, Esq.

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

22 Bishopsgate, London EC2N 4BQ

United Kingdom

+44 (20) 7519 7000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) are incorporated by reference as of their respective dates in this Registration Statement:

(a) Nokia Corporation’s (the “Registrant”) Form 20-F for the fiscal year ended December 31, 2023 (File No. 001-13202), filed on February 29, 2024; and

(b) the description of the Registrant’s shares (“Shares”), registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in “Item 9. The Offer and Listing” and “Item 10. Additional Information,” respectively, of the Form 20-F described in, and incorporated by reference in, paragraph (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Articles of Association of the Registrant contain no provisions under which any member of the Board of Directors or officers is indemnified in any manner against any liability which he may incur in his capacity as such. Article 12 of the Articles of Association of the Registrant, however, provides inter alia, that the “Annual General Meeting shall … take resolutions on … discharging the members of the Board of Directors and the President from liability.”

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the “Note” to Part I of Form S-8.

The Registrant maintains liability insurance for its board of Directors and certain of its officers. Such persons are insured against liability for “wrongful acts,” including breach of duty, breach of trust, neglect, error and misstatement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exh. No.	Description of Document

4.1	Articles of Association of the Registrant (incorporated by reference to Exhibit 1 of the Registrant’s Annual Report on Form 20-F filed with the Commission on March 23, 2017 (File No. 001-13202)).

4.2	Amended and Restated Deposit Agreement dated March 28, 2000, by and among the Registrant, Citibank, N.A., as Depositary, and the Holders from time to time of American Depositary Receipts representing American Depositary Shares issued thereunder (incorporated by reference to the Registrant’s Registration Statement on Form F-6, filed with the Commission on May 19, 2003 (File No. 333-105373)).

4.3	Letter Agreement, dated as of September 27, 2007, by and between the Registrant and Citibank, N.A., as Depositary (incorporated by reference to Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-6, filed with the Commission on February 6, 2008 (File No. 333-105373)).

4.4	Amendment No. 1 to the Amended and Restated Deposit Agreement, dated February 6, 2008, by and among the Registrant, Citibank, N.A., as Depositary, and the Holders and Beneficial Owners of American Depositary Shares evidenced by American Depositary Receipts issued under the Amended and Restated Deposit Agreement, dated as of March 28, 2000 (incorporated by reference to the Registrant’s Registration Statement on Form F-6, filed with the Commission on February 6, 2008 (File No. 333-105373)).

99.1	Infinera Corporation Amended and Restated 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of Infinera Corporation’s Current Report on Form 8-K, filed with the Commission on June 12, 2024 (File No. 001-33486)).

99.2	Form of Notice of Grant of Restricted Stock Units under the Infinera Corporation Amended and Restated 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 of Infinera Corporation’s Form 10-K filed with the Commission on May 17, 2024 (File No. 001-33486)).

99.3	Form of Notice of Grant of Performance Shares under the Infinera Corporation Amended and Restated 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 of Infinera Corporation’s Form 10-K filed with the Commission on May 17, 2024 (File No. 001-33486)).

5.1*	Opinion of Roschier, Attorneys Ltd.

23.1*	Consent of Deloitte Oy, Helsinki, Finland, Independent Registered Public Accounting Firm.

23.2*	Consent of Roschier, Attorneys Ltd. (included in Exhibit 5.1).

24*	Power of Attorney (included on signature page).

107*	Filing Fee Table.

*	Filed herewith.

Item	9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, Nokia Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Espoo, Republic of Finland on February 28, 2025.

NOKIA CORPORATION

By:	/s/ Johanna Mandelin	By:	/s/ Marjo Westergård
Name:	Johanna Mandelin	Name:	Marjo Westergård
Title:	Global Head of Corporate Legal	Title:	Lead Counsel, Corporate Governance, Corporate Legal

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Ms. Johanna Mandelin and Ms. Marjo Westergård and each of them, individually, as his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Nokia Corporation Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the indicated capacities on February 28, 2025.

Members of the Board of Directors:

/s/ Sari Baldauf Name: Sari Baldauf	Chair of the Board of Directors

/s/ Søren Skou Name: Søren Skou	Vice Chair of the Board of Directors

/s/ Timo Ahopelto Name: Timo Ahopelto	Director

/s/ Elizabeth Crain Name: Elizabeth Crain	Director

/s/ Thomas Dannenfeldt Name: Thomas Dannenfeldt	Director

/s/ Lisa Hook Name: Lisa Hook	Director

/s/ Mike McNamara Name: Mike McNamara	Director

/s/ Thomas Saueressig Name: Thomas Saueressig	Director

/s/ Carla Smits-Nusteling Name: Carla Smits-Nusteling	Director

/s/ Kai Öistämö Name: Kai Öistämö	Director

President and Chief Executive Officer:

/s/ Pekka Lundmark
Name: Pekka Lundmark

Chief Financial Officer:

/s/ Marco Wirén
Name: Marco Wirén

Vice President, Corporate Controlling and Accounting

/s/ Stephan Prosi Name: Stephan Prosi

Authorized Representative in the United States:

/s/ Ronald A. Antush
Name: Ronald A. Antush